EXHIBIT 99.1

ENGlobal Corporation Granted 180-Day Extension by NASDAQ to Regain Compliance with Minimum Bid Price Rule

HOUSTON, June 28, 2023 (ACCESSWIRE) -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of innovative engineering project solutions for the energy industry, today announced it had received notification from the NASDAQ Stock Market (“NASDAQ”) indicating that the Company will have an additional 180-day grace period, or until December 18, 2023, to regain compliance with NASDAQ's $1.00 minimum bid requirement.

The notification indicated that the Company did not regain compliance during the initial 180-day grace period provided under the rule. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company is eligible for the additional grace period because it meets the initial listing requirements for the NASDAQ Capital Market, except for the bid price, and the provision of written notice to NASDAQ of ENGlobal’s intention to cure the deficiency during the additional grace period by effecting a reverse stock split, if necessary.

If, at any time during this additional grace period, the closing bid price of the Company’s common stock is at least $1 per share for a minimum of 10 consecutive business days, NASDAQ will provide the Company with written confirmation of compliance and the matter will be closed. If the Company chooses to implement a reverse stock split, however, it must complete the split no later than 10 business days prior to the expiration of the additional grace period in order to timely regain compliance.

If ENGlobal does not meet the minimum bid requirement during the additional 180-day grace period, NASDAQ will provide written notification to the Company that its common stock will be subject to delisting. At that time, the Company can request NASDAQ for a hearing to present a plan to regain compliance.

This NASDAQ notification does not impact ENGlobal's listing on the NASDAQ Capital Market at this time, and the Company’s common stock will continue to trade under its current symbol "ENG" during the additional 180-day compliance period.

About ENGlobal

ENGlobal Corporation is a leading provider of engineering project solutions for the traditional and renewable energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email IR@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.